UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  January 6, 2009

Collexis Holdings, Inc. (Exact name of registrant as specified in its charter)
Nevada (State or other jurisdiction of incorporation)
001-33495 (Commission File Number)	30-0505595 (IRS Employer Identification No.)
1201 Main Street, Suite 980, Columbia, SC (Address of principal executive offices)	29201 (Zip Code)
(803) 727-1113 (Registrant’s telephone number, including area code)
n/a (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Amended Share Purchase Agreement:
On January 6, 2009, Collexis Holdings, Inc., the registrant, entered into a letter agreement amending the Share Purchase Agreement dated October 19, 2007 between the registrant and the shareholders and managing directors of SyynX Solutions, GmbH (“SyynX”)(“the Parties”).  (See Form 8-K filed by the registrant dated October 25, 2007 for original Share Purchase Agreement).  The letter agreement amendment relates to payment terms of the second installment which was due on October 1, 2008 in the amount of Euros 1,485,149 plus accrued interest at 8% for a period of 90 days (the cure period).  The total amount currently due with interest for the cure period is Euros 1,514,851.  The letter agreement provides for the following payments:

(1)	300,000 Euros on or before January 7, 2009 (paid on January 6, 2009);
(2)	400,000 Euros on or before February 3, 2009;
(3)	100,000 Euros on or before February 17, 2009; and
(4)	714,851 Euros on or before March 31, 2009.

In addition, interest will accrue on the unpaid second installment balance at a rate of 12% per annum on all balances outstanding until paid.  Based on the scheduled payments above, the estimated interest payments will be approximately Euros 28,400.

All or a portion of the scheduled payment (4) above for Euros 714,851 may be accelerated in the event the registrant raises funds through; a sale of its equity securities or a sale of all or a portion of its business and such sale results in the receipt of proceeds of more than $3.0 million.  Thirty percent (30%) of any amount received in excess of $3.0 million will be used to offset the March 31, 2009 payment plus any accrued interest thereon.

All other provisions of the original Share Purchase Agreement dated October 19, 2007, except for those above relating to the second installment, will remain unchanged.

For more details, please refer to the executed Letter Agreement attached as Exhibit 11.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Number	Exhibit
11.1	Letter Agreement to Amend the Share Purchase Agreement dated October 19th, 2007 between Collexis Holdings, Inc. and SyynX Solutions, GmbH

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLLEXIS HOLDINGS, INC.

Dated: January 12, 2009	By:	/s/ Mark Murphy
Mark Murphy
Chief Financial Officer